As filed with the Securities and Exchange Commission on May 1, 2023

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CENTRAL PACIFIC FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Hawaii	99-0212597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 South King Street
Honolulu, Hawaii 96813
(Address of registrant’s principal executive offices)

Central Pacific Financial Corp. 2023 Stock Compensation Plan
(Full title of plan)

Glenn K.C. Ching
Chief Legal Officer
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Craig D. Miller, Esq.
Manatt, Phelps & Phillips, LLP
One Embarcadero Center
San Francisco, California 94111
(415) 291-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer", "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The documents listed below have been filed with the Securities and Exchange Commission by Central Pacific Financial Corp. (the “Registrant”) (File No. 001-31567) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed:

(1) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 24, 2023 (including those portions of the Registrant’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders filed on March 6, 2023 incorporated by reference therein);

(2) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on April 26, 2023;

(3) Registrant’s Current Reports on Form 8-K filed on February 15, 2023, March 14, 2023 and May 1, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

(4) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed by the Registrant on December 12, 2002 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed that update such description including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 24, 2023.

Please note that all other documents and reports subsequently filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remain unsold of this offering will be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents with the Securities and Exchange Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

The validity of the shares of common stock to be issued under the terms of the 2023 Stock Compensation Plan (the “Plan”) will be passed upon for the Registrant by Mr. Glenn K.C. Ching, Chief Legal Officer of the Registrant. As of the date of this document, Mr. Ching owns shares of the Registrant’s common stock and is an eligible participant under the 2023 Plan.

Item 6.        Indemnification of Directors and Officers.

Section 414-242 of the Hawaii Business Corporation Act (the “HBCA”) provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if:

•the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and

•in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or

•the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party because the director was a director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because the director is a director of the corporation if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Further, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made:

•by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made;

•by special legal counsel; or

•by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because the officer is an officer of the corporation:

•to the same extent as a director; and

•if the person is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the Board of Directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The above-described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Further an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

The HBCA also provides that a corporation may include indemnification provisions in its articles of incorporation that are broader than the foregoing provisions, except as limited by Section 414-32 of the HBCA. Our Restated Articles of

Incorporation, as amended, provide that, to the fullest extent permitted by the HBCA, no director of the Company shall be liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director.

Pursuant to our Bylaws, as amended, we are obligated to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or of any division of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In addition, our Bylaws, as amended, provide that we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or of any division of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of the Company or of any division of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to this Company unless and only to the extent that the court in which such action or suit was brought or in any other court having jurisdiction in the premises shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee or agent of the Company or of any division of the Company, or a person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the above two paragraphs, or in defense of any claim, issue or matter therein, our Bylaws, as amended, require that we indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Nevertheless, pursuant to our Bylaws, as amended, unless ordered by a court, any indemnification pursuant to the bylaw provisions summarized above must be authorized in the specific case by a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the applicable provisions of our Bylaws, as amended. Such determination shall be made:

•by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

•if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion to the corporation, or

•by a majority vote of the shareholders.

Our Bylaws, as amended, provide that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in a particular case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company.

Any indemnification pursuant to our Bylaws, as amended, shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to the person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The indemnification provisions in our Bylaws, as amended, are effective with respect to any person who is a director, officer, employee or agent of the Company at any time on or after the date of incorporation of the Company with respect to any action, suit or proceeding pending on or after that date, by reason of the fact that he or she is or was, before or after that date, a director, officer, employee or agent of the Company or is or was serving, before or after that date, at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

We have purchased insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provisions of our Bylaws, as amended.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
3.1	Restated Articles of Incorporation of the Registrant (1)

3.2	Bylaws of the Registrant, as amended (2)

5.1	Opinion of Glenn K.C. Ching, Chief Legal Officer to the Registrant *

10.1	2023 Stock Compensation Plan (3)

10.2	Form of Stock Option Grant Agreement (4)

10.3	Form of Key Employee Restricted Stock Unit Agreement (5)

10.4	Form of Notice of Restricted Stock Unit Grant (6)

10.5	Form of Key Employee Performance-Based Restricted Stock Unit Grant Agreement (7)

10.6	Form of Notice of Performance-Based Restricted Stock Unit Grant Agreement (8)

23.1	Consent of Crowe, LLP *

24.1	A power of attorney is set forth on the signature page to this Registration Statement *

107	Filing Fee Table *

________________________________________

*Filed herewith

(1)	Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015 and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 27, 2012 and incorporated herein by reference.
(3)	Filed as Exhibit 10.1 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated herein by reference.
(4)	Filed as Exhibit 10.2 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated herein by reference.
(5)	Filed as Exhibit 10.3 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated herein by reference..
(6)	Filed as Exhibit 10.4 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated hereby by reference.
(7)	Filed as Exhibit 10.5 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated herein by reference.
(8)	Filed as Exhibit 10.6 to the Registrant’s Form 8-K, filed with the Securities and Exchange Commission on May 1, 2023 and incorporated herein by reference

Item 9.        Undertakings.

(a)    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Honolulu, state of Hawaii, on May 1, 2023.

CENTRAL PACIFIC FINANCIAL CORP.
(Registrant)

By:	/s/ David S. Morimoto
Name:	David S. Morimoto
Title:	Senior Executive Vice President and Chief Financial Officer

Each of the undersigned hereby appoints each of Glenn K.C. Ching and David M. Morimoto as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement, any other registration statements and exhibits thereto that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Arnold D. Martines	President, Chief Executive Officer and Director	May 1, 2023
Arnold D. Martines	(Principal Executive Officer)

/s/ David S. Morimoto	Senior Executive Vice President and Chief Financial Officer	May 1, 2023
David S. Morimoto	(Principal Financial Officer and Principal Accounting Officer)

/s /Christine H.H. Camp	Director	May 1, 2023
Christine H.H. Camp

/s /Earl E. Fry	Director	May 1, 2023
Earl E. Fry

/s/ Jon Kindred	Director	May 1, 2023
Jon Kindred

/s/ Paul J. Kosasa	Director	May 1, 2023
Paul J. Kosasa

/s/ Duane K. Kurisu	Director	May 1, 2023
Duane K. Kurisu

/s/ Christopher T. Lutes	Director	May 1, 2023
Christopher T. Lutes

/s/ Colbert M. Matsumoto	Director	May 1, 2023
Colbert M. Matsumoto

/s/ A. Catherine Ngo	Chair of the Board	May 1, 2023
A. Catherine Ngo

/s/ Saedene K. Ota	Director	May 1, 2023
Saedene K. Ota

/s/ Crystal K. Rose	Director	May 1, 2023
Crystal K. Rose